Exhibit 5.1

JONES DAY

NORTH POINT  •  901 LAKESIDE AVENUE  •  CLEVELAND, OHIO  44114-1190

TELEPHONE: (216) 586-3939  •  FACSIMILE: (216) 579-0212

September 7, 2005

Axsys Technologies, Inc.

175 Capital Boulevard, Suite 103
Rocky Hill, Connecticut 06067

Re:	Up to 3,450,000 Shares of Common Stock, $0.01 Par Value per Share,
To Be Offered through Underwriters

Ladies and Gentlemen:

We are acting as counsel for Axsys Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 3,450,000 shares of Common Stock, $0.01 par value per share, of the Company (the “Shares”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company and Bear, Stearns & Co. Inc. and Banc of America Securities (together, the “Underwriters”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law.  We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement No. 333-127506 on Form S-3 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the Prospectus constituting a part of such

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Jones Day

Axsys Technologies, Inc.

September 7, 2005

Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day